Exhibit 99.1
Pinnacle Airlines releases October Traffic
Memphis Tenn. (November 7, 2006) Pinnacle Airlines, Inc., wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for October 2006.
During October, Pinnacle transported 783,739 Customers, 1.1% more than the same period last year. Passenger Load Factor was 76.2%, a decrease of 0.7 points over October 2005 levels. For the month, Pinnacle flew 498.9 million Available Seat Miles (“ASMs”), a 1.3% reduction when compared to the same period last year. Pinnacle flew 380.1 million Revenue Passenger Miles (“RPMs”), 2.2% fewer than October 2005.
In the 3rd quarter, Pinnacle completed conversion on all of its 44 seat aircraft to 50 seat aircraft. This conversion coupled with the decrease in fleet size from 139 to 124 regional jets during October 2005, results in a net decrease of 3.6% in seat capacity compared to 2005. For the month Pinnacle operated 34,967 block hours, 7.1% less than the same period last year. Cycles were down 5.3% to 21,032. Additionally, the average length of a Pinnacle flight was reduced from 495 to 477 statute miles. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
October 2006 Traffic

	2006	2005	Change
Passengers	783,739	774,866	1.1%
Load Factor	76.2%	76.9%	(0.7) pts
ASMs (000)	498,859	505,266	(1.3)%
RPMs (000)	380,145	388,707	(2.2)%
Cycles	21,032	22,205	(5.3)%
Block Hours	34,967	37,658	(7.1)%
Year-To-Date 2006 Traffic

	2006	2005	Change
Passengers	7,468,491	6,746,349	10.7%
Load Factor	76.5%	71.5%	5.0 pts
ASMs (000)	4,672,009	4,831,767	(3.3)%
RPMs (000)	3,573,860	3,453,354	3.5%
Cycles	209,063	209,393	(0.2)%
Block Hours	345,470	363,460	(4.9)%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,554 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.
     This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
# # #